Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Equity First

Performance First

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2006-MTNDD024 Subject to Completion, Dated August     , 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Index LASERSSM

Index LeAding

StockmarkEt Return Securities

Index LASERSSM Based Upon the

CBOE Large Cap Over Small Cap

Outperformance Strategy

Due 2008

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

August 17, 2006

2	INDEX LASERSSM

Index LASERSSM

Based Upon the

CBOE Large Cap Over Small Cap

Outperformance Strategy

Index LeAding StockmarkEt

Return Securities due 2008

This offering summary represents a summary of the terms and conditions of the Index LASERS. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

OVERVIEW OF THE INDEX LASERSSM

The Index LeAding StockmarkEt Return Securities Based Upon the CBOE Large Cap Over Small Cap Outperformance Strategy due 2008, or Index LASERSSM, are securities issued by Citigroup Funding Inc. that have a maturity of approximately 1.25 years. Some key characteristics of the Index LASERS include:

O	Leveraged Upside Participation. The Index LASERS are investments that offer leveraged participation in the upside growth potential of the Underlying Strategy which tracks the degree to which the S&P 100® Index outperforms the S&P SmallCap 600® Index. Thus, if the performance of the Underlying Strategy is positive (the Ending Value of the Underlying Strategy is greater than its Starting Value), then you will participate in such positive return at a rate of approximately 124% to 130% (to be determined on the Pricing Date).

O	No Principal Protection. If the Ending Value of the Underlying Strategy is less than its Starting Value and the closing value of the Underlying Strategy on any index business day after the Pricing Date up to and including the Valuation Date is less than or equal to approximately 85 (a decrease of approximately 15% or more, to be determined on the Pricing Date, from its Starting Value of 100), you will participate fully in the negative performance of the Underlying Strategy and the value of the Index LASERS at maturity will be less than the amount of your initial investment and could be zero, in which case your investment in the Index LASERS will result in a loss. If the Ending Value of the Underlying Strategy is the same as its Starting Value, or if its Ending Value is less than its Starting Value and the closing value of the Underlying Strategy on every index business day after the Pricing Date up to and including the Valuation Date is greater than approximately 85 (a decrease of less than approximately 15%, to be determined on the Pricing Date, from its Starting Value of 100), you will receive the amount of your initial investment at maturity. Accordingly, while the Index LASERS may provide limited protection against a decline in the value of the Underlying Strategy, the Index LASERS are not principal protected.

O	No Current Income. The Index LASERS do not offer any current income or distributions, which means that you will not receive any periodic interest or other payments on the

INDEX LASERSSM	3

Index LASERS prior to the Maturity Date. Further, you will not be entitled to any of the dividend payments or other distributions, if any, made on the stocks comprising the two indices included in the Underlying Strategy.

The Index LASERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Index LASERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Index LASERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the Index LASERS at maturity will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the Index LASERS is not guaranteed.

TYPES OF INVESTORS

The Index LASERS may be an attractive investment for the following types of investors:

O	Investors who believe large capitalization stocks will outperform small capitalization stocks over the term of the Index LASERS.

O	Investors looking for potential enhanced upside exposure to the Underlying Strategy

O	Investors willing to accept downside exposure to the Underlying Strategy with limited protection

4	INDEX LASERSSM

PRELIMINARY TERMS

Issuer:	Citigroup Funding Inc.
Security:	Index LeAding StockmarkEt Return Securities (Index LASERSSM) Based Upon the CBOE Large Cap Over Small Cap Outperformance Strategy
Guarantee:	Any payments due on the Index LASERS are fully and unconditionally guaranteed by Citigroup, Citigroup Funding’s parent company; however, because the Index LASERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest
Rating of the Issuer’s Obligations:	Aa1 / AA- (Moody’s / S&P) based upon the Citigroup guarantee
Principal Protection:	None
Pricing Date:	, 2006
Issue Date:	Approximately 3 business days after the Pricing Date
Valuation Date:	Approximately 1.25 years after the Pricing Date
Maturity Date:	Approximately 1.25 years after the Issue Date
Underlying Strategy:	CBOE Large Cap Over Small Cap Outperformance Strategy, which tracks the degree to which the S&P 100® Index, a large cap index, outperforms the S&P SmallCap 600® Index, a small cap index (Values of the Underlying Strategy will be published under the symbol “CYJ”)
Issue Price:	$10.00 per Index LASERS
Coupon:	None
Payment at Maturity:	For each $10 Index LASERS, $10 plus an Strategy Return Amount, which may be positive, zero or negative
Strategy Return Amount:

(1) If the Strategy Return is positive, $10* Strategy Return* Upside Participation Rate

(2) If the Strategy Return is negative and the closing value of the Underlying Strategy on any index business day after the Pricing Date up to and including the Valuation Date is less than or equal to approximately 85 (a decrease of approximately 15% or more from the Starting Value), $10* Strategy Return (which will be negative)

(3) In all other circumstances, $0

Strategy Return:	The Strategy Return will be computed as follows:
Ending Value - Starting Value Starting Value provided that the Strategy Return may not be less than –100%
Starting Value:	100
Ending Value:	The closing value of the Underlying Strategy on the Valuation Date
Upside Participation Rate:	Approximately 124% to 130% (to be determined on the Pricing Date)
Downside Trigger Value:	Approximately 85% (a decrease of approximately 15% or more, to be determined on the Pricing Date, from the Starting Value)
Listing:	Application will be made to list the Index LASERS on the American Stock Exchange under the symbol “ICZ”
Agent’s Discount:	2.25%
Calculation Agent:	Citigroup Global Markets Inc.

INDEX LASERSSM	5

BENEFITS OF THE INDEX LASERS

O	Enhanced Appreciation Based Upon the Underlying Strategy. The return on the Index LASERS is based upon the performance of the Underlying Strategy. If the Ending Value of the Underlying Strategy exceeds its Starting Value, your participation in the Underlying Strategy’s appreciation will be increased by the Upside Participation Rate.

O	Protection Against Loss in Limited Circumstances. At maturity you will receive your original investment in the Index LASERS even if the Ending Value of the Underlying Strategy has declined from its Starting Value, as long as the closing value does not decrease by the predetermined percentage or more on any day during the term of the Index LASERS. In this case, you would not suffer the same loss that would be produced by an investment whose return is directly linked to the change in the value of the Underlying Strategy. However, if the Ending Value has declined from the Starting Value and the closing value of the Underlying Strategy on any day during the term of the Index LASERS is less than or equal to a pre-determined level, the maturity payment will be less than your original investment and could be zero.

O	Exposure to Relative Index Performance. The Index LASERS provide investors with an exchange listed investment that tracks the potential outperformance of the S&P 100 Index, representing the U.S. large cap equity sector, over the S&P SmallCap 600 Index, representing the U.S. small cap equity sector.

KEY RISK FACTORS FOR THE INDEX LASERS

An investment in the Index LASERS involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the Index LASERS” section of the preliminary pricing supplement related to this offering for a full description of risks.

O	Potential for Loss. The maturity payment on the Index LASERS will depend on the change in the closing value of the Underlying Strategy during the term of the Index LASERS. If the Ending Value of the Underlying Strategy is less than its Starting Value and the closing value of the Underlying Strategy decreases from its Starting Value by a predetermined percentage or more on any index business day from the Pricing Date up to and including the Valuation Date, the maturity payment will be less than your original investment in the Index LASERS and could be zero. This will be true even if the closing value of the Underlying Strategy exceeded its Starting Value at one or more times over the term of the Index LASERS.

O	Value of Outperformance Strategy May Decline Even if the Value of Either or Both Indices Included in the Outperformance Strategy Increases. Because the value of the Outperformance Strategy tracks the degree to which the S&P 100 Index outperforms the S&P SmallCap 600 Index, rather than the performance of either index alone or both indices together, the value of the Outperformance Strategy may decline even if the value of either or both of the indices increases, potentially causing you to receive an amount at maturity that is less than your initial investment.

O	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Index LASERS prior to maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks comprising the indices included in the Underlying Strategy.

6	INDEX LASERSSM

O	Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the Index LASERS, if the Ending Value of the Underlying Strategy does not increase sufficiently from its Starting Value, taking into account the Upside Participation Rate, the effective yield on the Index LASERS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

O	Secondary Market May Not Be Liquid. Citigroup Funding will apply to list the Index LASERS on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the Index LASERS. Although Citigroup Global Markets Inc. intends to make a market in the Index LASERS, it is not obligated to do so.

O	Resale Value of the Index Lasers May Be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of the stocks comprising the indices included in the Underlying Strategy, interest rates, dividend yield on the underlying stocks of each of the indices included in the Underlying Strategy, the earnings performance of the issuers of the stocks comprising the indices, the cost to borrow the stocks underlying the S&P SmallCap 600 Index, correlation among the two indices included in the Underlying Strategy, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the Index LASERS may trade at prices below their initial price of $10 per Index LASERS. You could receive substantially less than the amount of your initial investment if you sell your Index LASERS prior to maturity.

O	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Index LASERS. Further, Citigroup Funding expects to hedge its obligations under the Index LASERS through the trading of the stocks comprising the indices included in the Underlying Strategy or other instruments, such as options, swaps or futures, based upon the Underlying Strategy, the indices included in the Underlying Strategy or the stocks comprising the indices included in the Underlying Strategy, by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Index LASERS may result in a conflict of interest.

O	Citigroup Credit Risk. The Index LASERS are subject to the credit risk of Citigroup, Citigroup Funding’s parent company and the guarantor of any payments due on the Index LASERS.

INDEX LASERSSM	7

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that hold the Index LASERS as capital assets. In purchasing the Index LASERS, each holder agrees with Citigroup Funding Inc. that Citigroup Funding Inc. and such holder intend to treat the Index LASERS for U.S. federal income tax purposes as cash-settled variable forward contracts on the value of the Underlying Strategy at maturity under which an amount equal to the purchase price of the Index LASERS is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contracts. Under this characterization, a holder’s tax basis in the Index LASERS generally should equal the holder’s cost for the Index LASERS and gain or loss realized upon a sale or maturity of the Index LASERS should be long-term capital gain or loss if the U.S. holder has held the Index LASERS for more than one year at the time of disposition.

No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERS or instruments similar to the Index LASERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Index LASERS should consult his or her tax advisor in determining the tax consequences of an investment in the Index LASERS.

In the case of a holder of the Index LASERS that is not a U.S. person, payments made with respect to the Index LASERS should not be subject to U.S. withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form). Any capital gain realized upon the sale or other disposition of the Index LASERS should not be subject to U.S. federal income tax if:

1.  Such gain is not effectively connected with a U.S. trade or business of such holder, and

2. In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Investors should refer to the preliminary pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine tax consequences particular to their situation.

8	INDEX LASERSSM

The CBOE Large Cap Over Small Cap Outperformance Strategy

General.    The Underlying Strategy will be established on the Pricing Date and will be published by the Chicago Board of Option Exchange under the symbol “CYJ”. The Underlying Strategy will represent the difference between the percentage change in the value of the S&P 100 Index, a large cap index from its closing value on the Pricing Date and the percentage change in the value of the S&P SmallCap 600 Index, a small cap index, from its closing value on the Pricing Date. The Starting Value of the Underlying Strategy will be set to equal 100 on the Pricing Date. The Chicago Board of Option Exchange in no way sponsors, endorses or is otherwise involved in the offering of the Index LASERS.

The S&P 100 Index, a subset of the S&P 500 Index, is published by S&P and is comprised of the stocks of 100 large U.S. companies with exchange-listed options. Constituents of the S&P 100 Index are selected for sector balance and, as of June 30, 2006, represent about 57% of the market capitalization of the S&P 500 Index. The stocks in the S&P 100 Index are generally among the largest and most established companies in the S&P 500 Index.

The S&P SmallCap 600 Index is an index designed by S&P to be an accurate measure of small companies, reflecting risk and return characteristics of the broader small cap universe on an on-going basis. The S&P SmallCap 600 Index currently represents approximately 3% of the domestic equities market.

Computation of the Underlying Strategy.    The Underlying Strategy will be calculated by the Chicago Board of Option Exchange. The closing value of the Underlying Strategy on any index business day will equal the sum of 100 and the cumulative index charge. The cumulative index change will equal, for any index business day, the product of 100 and the difference between the percentage change of the S&P 100 Index from its closing value on the Pricing Date to its closing value on such index business day and the percentage change of the S&P SmallCap 600 Index from its closing value on the Pricing Date to its closing value on such index business day.

Additional information on the Underlying Strategy and each sub-index, including its respective makeup, method of calculation and changes in its components, is included in the preliminary pricing supplement related to this offering under “Description of the Outperformance Strategy,” “Description of the S&P 100® Index” and “Description of S&P SmallCap 600® Index.”

Hypothetical Sample Computation of the Outperformance Strategy.    The table below shows a hypothetical sample computation for the Outperformance Strategy for a period of 10 days and is intended to illustrate the effect of different index closing values on the value of the Outperformance Strategy. The hypothetical index closing values have not necessarily occurred and are not indicative of the actual or future performance of the S&P 100 Index or the S&P SmallCap 600 Index, and the hypothetical sample values of the Outperformance Strategy have not occurred and are not indicative of the actual or future performance of the Outperformance Strategy. The hypothetical sample computation is based on the following assumptions:

O	Starting Value (of the Outperformance Strategy): 100.00

O	Initial S&P 100 Index Value: 590.00

O	Initial S&P SmallCap 600 Index Value: 359.00

INDEX LASERSSM	9

The following hypothetical sample computation is for purposes of illustration only and would provide different results if different assumptions were applied. The actual values of the Outperformance Strategy will depend on the actual closing values of the S&P 100 Index and the S&P SmallCap 600 Index during the term of the Index LASERS.

Day	S&P 100 Hypothetical Index Closing Value	S&P 100 Hypothetical Cumulative Percentage Change (since Day 0)	S&P SmallCap 600 Hypothetical Index Closing Value	S&P SmallCap 600 Hypothetical Cumulative Percentage Change (since Day 0)	Difference between S&P 100 and S&P SmallCap 600 Hypothetical Cumulative Percentage Change (since Day 0)	Outperformance Strategy Value
0	590.00	0.00%	359.00	0.00%	0.00%	100.00
1	601.80	2.00%	366.18	2.00%	0.00%	100.00
2	607.70	3.00%	362.59	1.00%	2.00%	102.00
3	613.60	4.00%	355.41	-1.00%	5.00%	105.00
4	619.50	5.00%	359.00	0.00%	5.00%	105.00
5*	607.70	3.00%	362.59	1.00%	2.00%	102.00
6	595.90	1.00%	366.18	2.00%	-1.00%	99.00
7	590.00	0.00%	369.77	3.00%	-3.00%	97.00
8	578.20	-2.00%	373.36	4.00%	-6.00%	94.00
9**	548.70	-7.00%	391.31	9.00%	-16.00%	84.00
10	578.20	-2.00%	369.77	3.00%	-5.00%	95.00

*	On day 5, the closing value of the S&P 100 Index was 607.70 (a 3.00% change from its Starting Value) and the closing value of the S&P SmallCap 600 Index was 362.59 (a 1.00% change from its Starting Value). Therefore, the cumulative difference between the percentage change of the S&P 100 Index and the S&P SmallCap 600 Index was 2.00% and the value of the Outperformance Strategy on that day was 102.00

**	On day 9, the S&P 100 Index underperformed the S&P SmallCap 600 Index by a cumulative percentage of more than 15.00% (the Downside Trigger Value) and the value of the Outperformance Strategy on that day was 84.00. Therefore if the Ending Value is less than the Starting Value, investors will receive less than their initial investment at maturity.

Hypothetical Maturity Payments

The examples below show hypothetical maturity payments on the Index LASERS for a range of Ending Values of the Underlying Strategy. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different closing values of the Underlying Strategy on the amount you will receive in respect of the Index LASERS at maturity. All of the hypothetical examples are based on the following assumptions:

O	Issue Price: $10.00 per Index LASERS

O	Pricing Date: September 29, 2006

O	Settlement Date: October 4, 2006

O	Valuation Date: December 31, 2007

O	Maturity Date: January 4, 2008

O	Starting Value: 100

O	Upside Participation Rate: 127%

O	Downside Trigger Value: 85

10	INDEX LASERSSM

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive at maturity will depend on whether the closing value of the Underlying Strategy declines by approximately 15% or more (to be determined on the pricing date) from the Starting Value on any day up to and including the Valuation Date, causing you to receive less than $10 per Index LASERS.

Example 1

Both the S&P 100 Index and the S&P SmallCap 600 Index had a positive percentage change from the Pricing Date to the Valuation Date. As the positive percentage change on the S&P 100 Index was greater than that of the S&P SmallCap 600 Index, the S&P 100 Index outperformed the S&P SmallCap 600 Index and the Ending Value is therefore higher than the Starting Value.

Return of the S&P 100 Index = 32.00%

Return of the S&P SmallCap 600 Index = 10.00%

Ending Value = 100 + 100*(32.00%—10.00%) = 122.00

Strategy Return Percentage = (122—100 ) / 100 = 22.00%

As the Ending Value is greater than the

Starting Value, the Payment at Maturity will equal:

Payment at Maturity = $10.00 + $10.00 * 127.0% * 22.00% = $12.79

Example 2

The S&P 100 Index had a positive percentage change from the Pricing Date to the Valuation Date, while the S&P SmallCap 600 Index had a negative percentage change. As a result, the S&P 100 Index outperformed the S&P SmallCap 600 Index, and the Ending Value is therefore higher than the Starting Value.

Return of the S&P 100 Index = 15.00%

Return of the S&P SmallCap 600 Index =—5.00%

Ending Value = 100 + 100*(15.00%—(-5.00%)) = 120.00

Strategy Return Percentage = (120—100 ) / 100 = 20.00%

As the Ending Value is greater than the

Starting Value, the Payment at Maturity will equal:

Payment at Maturity = $10.00 + $10.00 * 127.0% * 20.00% = $12.54

Example 3

The S&P SmallCap 600 Index had a positive percentage change from the Pricing Date to the Valuation Date, while the S&P 100 Index had a negative percentage change. As a result, the S&P SmallCap 600 Index outperformed the S&P 100 Index, and the Ending Value is therefore lower than the Starting Value. The closing value of the Outperformance Strategy on any day up to and including the Valuation Date was never at or below the Downside Trigger Value

Return of the S&P 100 Index =—3.00%

Return of the S&P SmallCap 600 Index = 10.00%

Ending Value = 100 + 100*((-3.00%)—10.00%) = 87.00

Strategy Return Percentage = (87—100 ) / 100 =—13.00%

The Ending Value is less than the Starting Value. As the closing level of the Outperformance Strategy is never at or below the Downside Trigger Value on any day up to and including the Valuation Date, the Payment at Maturity will equal:

Payment at Maturity = $10.00

INDEX LASERSSM	11

Example 4

Both the S&P 100 Index and the S&P SmallCap 600 Index had a positive percentage change from the Pricing Date to the Valuation Date. As the positive percentage change of the S&P SmallCap 600 Index was greater than that of the S&P 100 Index, the S&P SmallCap 600 Index outperformed the S&P 100 Index and the Ending Value is therefore lower than the Starting Value. The closing level of the Outperformance Strategy on any day up to and including the Valuation Date was at or below the Downside Trigger Value.

Return of the S&P 100 Index = 5.00%

Return of the S&P SmallCap 600 Index = 30.00%

Ending Value = 100 + 100*(5.00%—30.00%) = 75.00

Strategy Return Percentage = (75—100 ) / 100 =-25.00%

The Ending Value is less than the Starting Value. As the closing value of the Outperformance Strategy was at or below the Downside Trigger Value on any day up to and including the Valuation Date, the Payment at Maturity will equal:

Payment at Maturity = $10.00 + $10.00 * (-25.00%) = $7.50

Example 5

Both the S&P 100 Index and the S&P SmallCap 600 Index had a negative percentage change from the Pricing Date to the Valuation Date. As the negative percentage change on the S&P SmallCap 600 Index was greater than that of the S&P 100 Index, the S&P 100 Index outperformed the S&P SmallCap 600 Index and the Ending Value on the Valuation Date is therefore higher than the Starting Value.

Return of the S&P 100 Index = -16.00%

Return of the S&P SmallCap 600 Index =-30.00%

Ending Value = 100 + 100*((-16.00%)—(-30.00%)) = 114.00

Strategy Return Percentage = (114—100 ) / 100 = 14.00%

As the Ending Value is greater than the Starting Value, even if the Outperformance Strategy closed at or below the Downside Trigger Value on any day up to and including the Valuation Date, the Payment at Maturity will equal:

Payment at Maturity = $10.00 + $10.00 * 127.0% * 14.00% = $11.78

Example 6

Both the S&P 100 Index and the S&P SmallCap 600 Index had a negative percentage change from the Pricing Date to the Valuation Date. As the negative percentage change on the S&P 100 Index was greater than that of the S&P SmallCap 600 Index, the S&P SmallCap 600 Index outperformed the S&P 100 Index and the Ending Value is therefore lower than the Starting Value. The closing value of the Outperformance Strategy on any day up to and including the Valuation Date was never at or below the Downside Trigger Value.

Return of the S&P 100 Index =-13.00%

Return of the S&P SmallCap 600 Index =-8.00%

Ending Value = 100 + 100*((-13.00%)—(-8.00%)) = 95.00

Strategy Return Percentage = (95—100 ) / 100 =-5.00%

The Ending Value is less than the Starting Value. As the closing value of the Outperformance Strategy was never at or below the Downside Trigger Value on any day up to and including the Valuation Date, the Payment at Maturity will equal:

Payment at Maturity = $10.00

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Example 7

Both the S&P 100 Index and the S&P SmallCap 600 Index had a negative percentage change from the Pricing Date to the Valuation Date. As the negative percentage change on the S&P 100 Index was greater than that of the S&P SmallCap 600 Index, the S&P SmallCap 600 Index outperformed the S&P 100 Index and the Ending Value is therefore lower than the Starting Value. The closing level of the Outperformance Strategy was below the Downside Trigger Value on or prior to the Valuation Date.

Return of the S&P 100 Index =-23.00%

Return of the S&P SmallCap 600 Index =-9.00%

Ending Value = 100 + 100*((-23.00%)—(-9.00%)) = 86.00

Strategy Return Percentage = (86—100 ) / 100 =-14.00%

As the Ending Value is less than the Starting Value and the Outperformance Strategy did close at or below the Downside Trigger Value on any day prior to the Valuation Date, the Payment at Maturity will equal:

Payment at Maturity = $10.00 + $10.00 * (-14.00%) = $8.60

Summary Charts of Hypothetical Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7
Hypothetical Starting Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Hypothetical lowest closing value of the Outperformance Strategy on or prior to the Valuation Date	100.00	80.00	87.00	70.00	82.00	90.00	82.00
Is the hypothetical lowest closing value less than or equal to 85.00% of the Starting Value, or 85.00?	No	Yes	No	Yes	Yes	No	Yes
Price return of the S&P 100 Index	32.00%	15.00%	-3.00%	5.00%	-16.00%	-13.00%	-23.00%
Price return of the S&P SmallCap 600 Index	10.00%	-5.00%	10.00%	30.00%	-30.00%	-8.00%	-9.00%
Return of the Outperformance Strategy, or difference between the price return of the S&P 100 Index and the price return of the S&P SmallCap 600 Index	22.00%	20.00%	-13.00%	-25.00%	14.00%	-5.00%	-14.00%
Payment at Maturity	$12.79	$12.54	$10.00	$7.50	$11.78	$10.00	$8.60
Return on the LASERS	27.90%	25.40%	0.00%	-25.00%	17.80%	0.00%	-14.00%

ERISA and IRA Purchase Considerations

Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), entities the assets of which are deemed to constitute assets of such plans, and government or other plans subject to laws substantially similar to ERISA are NOT permitted to purchase the Index LASERS.

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Individual retirement accounts, individual retirement annuities and Keogh plans will be permitted to purchase or hold the Index LASERS as long as (1) no Citigroup Global Markets Inc. affiliate or employee manages the account or provides advice to the account that serves as a primary basis for the account’s decision to purchase or hold the Index LASERS, (2) if the account is owned by a Citigroup Global Markets Inc. employee, the employee does not receive any compensation as an employee (such as, for example, an addition to bonus) based on the purchase of Index LASERS by his/her account, and (3) any SEP, Simple, or Keogh plans that purchase Index LASERS cover only the owners and not employees.

Additional Considerations

If no closing value of the Underlying Strategy or of one or more of the indices included in the Underlying Strategy is available on the Valuation Date, or any other index business day, the Calculation Agent may determine the Ending Value or closing value, as the case may be, in accordance with the procedures set forth in the preliminary pricing supplement related to this offering. In addition, if the Underlying Strategy or one or more of the indices included in the Underlying Strategy is discontinued, the Calculation Agent may determine the Ending Value or closing value, as the case may be, by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Underlying Strategy or relevant sub-index prior to any such discontinuance. You should refer to the sections “Description of the Index LASERS—Return Amount” and “—Discontinuance of the Outperformance Strategy or Any Sub-Index” in the preliminary pricing supplement for more information.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the Index LASERS, either directly or indirectly.

14	INDEX LASERSSM

License Agreements. S&P and Citigroup Funding have entered into a nonexclusive license agreement providing for the license to Citigroup Funding, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the Index LASERS.

The license agreement between S&P and Citigroup Funding provides that the following language must be stated in this offering summary:

The Index LASERS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Index LASERS or any member of the public regarding the advisability of investing in securities generally or in the Index LASERS particularly or the ability of the S&P 100 Index or the S&P SmallCap 600 Index to track general stock market performance. S&P’s only relationship to Citigroup Funding (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the S&P 100 Index which is determined, composed and calculated by S&P without regard to Citigroup Funding or the Index LASERS. S&P has no obligation to take the needs of Citigroup Funding or the holders of the Index LASERS into consideration in determining, composing or calculating the S&P 100 Index or the S&P SmallCap 600 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Index LASERS, prices at which the Index LASERS are initially to be sold, or quantities of the Index LASERS to be issued or in the determination or calculation of the equation by which the Index LASERS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Index LASERS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100 INDEX, THE S&P SMALLCAP 600 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP, ITS SUBSIDIARIES, HOLDERS OF THE INDEX LASERS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100 INDEX, THE S&P SMALLCAP 600 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100 INDEX, THE S&P SMALLCAP 600 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

All disclosure contained in this offering summary regarding the S&P 100 Index or the S&P SmallCap 600 Index, including its makeup method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup, Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

INDEX LASERSSM	15

Notes

www.des.citigroupcib.com

“Standard and Poor’s®,” “S&P 100®,” “S&P SmallCap 600®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. The Index LASERS have not been passed on by Standard & Poor’s or the McGraw-Hill Companies. The Index LASERS are not sponsored, endorsed, sold or promoted by Standard & Poor’s or the McGraw-Hill Companies and neither of the above makes any warranties or bears any liability with respect to the Index LASERS

Index LASERSSM is a registered service mark of Citigroup Global Markets Inc.

© 2006 Citigroup Global Markets Inc. Member SIPC. CITIGROUP and the Umbrella Device are trademarks and service marks of Citigroup Inc. and its subsidiaries and are used and registered throughout the world.